Exhibit 2.1

January 11, 2018
WGL Holdings, Inc.
101 Constitution Avenue, N.W.
Washington, D.C. 20080
Attention:    Leslie T. Thornton, Senior Vice President, General Counsel &
Corporate Secretary

Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Washington, D.C. 20005
Attention:    George P. Stamas
Andrew Calder
Alexander D. Fine
Veronica T. Nunn

Dear Ms. Leslie Thornton:
This letter is written with respect to that certain Agreement and Plan of Merger, dated January 25, 2017, (the “Merger Agreement”), among Altagas Ltd., a Canadian corporation (“Parent”), Wrangler Inc., a Virginia corporation, and WGL Holdings, Inc., a Virginia corporation (the “Company”).
As contemplated by Section 7.1(b)(i) of the Merger Agreement, Parent and the Company hereby agree to extend the Outside Date (as defined in the Merger Agreement) to July 23, 2018. Except as modified above, the Merger Agreement shall remain unchanged and remain in full force and effect.
Sincerely,

ALTAGAS LTD.

By:    /s/ David M. Harris
David M. Harris
President and Chief Executive Officer

Acknowledged and agreed:

WGL HOLDINGS, INC.
By: /s/ Terry D. McCallister_______________
Terry D. McCallister
Chairman and Chief Executive Officer